Exhibit 99.1

American Spectrum Realty Reports Third Quarter Financial Results

HOUSTON--(BUSINESS WIRE)--November 19, 2013--American Spectrum Realty, Inc. (NYSE MKT: AQQ) – a real estate investment, management and leasing company – announced today its financial results for the third quarter and nine months period ended September 30, 2013.

Rental revenue decreased by 11% approximately $1.2 million for the three months ended September 30, 2013 compared to the three months ended September 30, 2012. The decrease in rental revenue was primarily due the deconsolidation of Variable Interest Entities (VIE), which resulted in a reduction in rental revenue of approximately $0.4 million. Rental revenue from properties consolidated for the full three months ended September 30, 2013 and 2012 decreased by approximately $0.7 million. This decrease was primarily attributable to our owned properties. The weighted average occupancy of our owned properties was 84% at September 30, 2013. The weighted average occupancy of all consolidated properties was 88% at September 30, 2013.

Third party management and leasing revenue decreased by approximately $0.1 million for the three months ended September 30, 2013 compared to the three months ended September 30, 2012. A reduction of $0.1 million was primarily due to the impact of reduced insurance income which was the result of the non-renewal of insurance policies for lost properties and also reduced third party management fees due to the loss of residential contracts. In April 2013, we were assigned the management of 20 additional self-storage properties. The self-storage properties total over 1.5 million square feet. The assignment is expected to increase the Company’s third party management revenue by approximately $1.0 million annually.

Corporate general and administrative expenses decreased approximately 20% by $0.5 million for the third quarter of 2013 compared to the third quarter of 2012. The decrease was primarily due to a reduction in corporate personnel costs. The decrease was also attributable to other cost cutting measures implemented by management.

Net loss attributable to common stockholders for the third quarter ended September 30, 2013 was approximately $0.7 million, or a net loss of 18 cents per share, compared to a net loss of approximately $1.3 million, or a net loss of 35 cents per share, for the third quarter ended September 30, 2012. The net loss for the quarter ended September 30, 2013 included a gain from discontinued operations of $0.1 million compared to income of $0.01 million for the quarter ending September 30, 2013.

Net loss attributable to common stockholders for the nine months ended September 30, 2013 was approximately $4.1 million, or a net loss of $1.09 per share, compared to a net loss of approximately $1.0 million, or a net loss of 24 cents per share, for the nine months ended September 30, 2012. The net loss for the nine months ended September 30, 2013 included a loss from discontinued operations of $0.2 million compared to income of $2.7 million for the nine months ending September 30, 2012.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, interest in office, industrial, self-storage, retail and multi-family properties throughout the United States. The Company has been publicly traded since 2001. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company, manages and leases all properties owned by American Spectrum Realty, Inc. as well as for third-party clients.

American Spectrum Management Group, Inc. provides first-class management and leasing services for office, industrial, retail, self-storage, student housing and multi-family properties totaling 9 million square feet in multiple states. For more information, visit www.asrmanagement.com or call (713) 706-6200.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

– Financial Tables Follow –

AMERICAN SPECTRUM REALTY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

REVENUES:
Rental revenue	$9,991	$11,190	$29,761	$33,706
Third party management and leasing revenue	771	889	2,648	2,511
Interest income	2	38	6	124
Total revenues	10,764	12,117	32,415	36,341

EXPENSES:
Property operating expense	3,800	3,683	10,316	9,678
Corporate general and administrative	2,045	2,571	6,179	8,245
Depreciation and amortization	3,831	4,869	12,023	13,963
Interest expense	3,357	4,568	10,800	13,763
Impairment expense	551	104	1,936	585
Total expenses	13,584	15,795	41,254	46,234

OTHER INCOME (LOSS):
Other income (loss):	802	876	975	748
Total other income (loss):	802	876	975	748

Loss from continuing operation before deferred income tax benefit	(2,018)	(2,802)	(7,864)	(9,145)

Deferred income tax benefit	778	495	2,477	2,205

Loss from continuing operations	(1,240)	(2,307)	(5,387)	(6,940)

Discontinued operations:
Loss from operations	(298)	(415)	(841)	(2,502)
(Loss) gain on disposition of discontinued operations	1,233	7	1,150	7,549
Income tax benefit (expense)	(415)	181	(221)	(1,770)
(Loss) income from discontinued operations	520	(227)	88	3,277

Net (loss) income, including non-controlling interests	(720)	(2,534)	(5,299)	(3,663)

Plus: Net loss attributable to non-controlling interests	88	1,289	1,386	2,817

Net (loss) income attributable to American Spectrum Realty, Inc.	(632)	(1,245)	(3,913)	(846)

Less: Preferred stock dividend	(60)	(60)	(180)	(180)

Net (loss) income attributable to American Spectrum Realty, Inc. common stockholders	$(692)	$(1,305)	$(4,093)	$(1,026)

Basic and diluted per share data:
Loss from continuing operations attributable to American Spectrum Realty, Inc. common stockholders	$(0.22)	$(0.35)	$(1.04)	$(0.98)
(Loss) income from discontinued operations attributable to American Spectrum Realty, Inc.	0.04	-	(0.05)	0.74
Net (loss) income attributable to American Spectrum Realty, Inc. common stockholders	$(0.18)	$(0.35)	$(1.09)	$(0.24)

Basic and diluted weighted average shares used	3,614,243	3,566,782	3,582,109	3,569,783

Amounts attributable to American Spectrum Realty, Inc. common stockholders:
Loss from continuing operations	$(843)	$(1,311)	$(3,907)	$(3,688)
(Loss) income from discontinuing operations	$151	$6	$(186)	$2,662
Net (loss) income	$(692)	$(1,305)	$(4,093)	$(1,026)

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO